As filed with the Securities and Exchange Commission on August 3, 2023

Registration No. 333-209248

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (File No. 333-209248)

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHIMERA INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	26-0630461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

630 Fifth Avenue Suite 2400 New York, New York	10111
(Address of Principal Executive Offices)	(Zip Code)

The Chimera Investment Corporation 2007 Equity Incentive Plan

The Chimera Investment Corporation 2023 Equity Incentive Plan

(Full title of the plan)

Phillip J. Kardis, II

Chief Executive Officer

Chimera Investment Corporation

630 Fifth Avenue, Suite 2400

New York, New York 10111

(Name and address of agent for service)

(818) 895-6557

(Telephone number, including area code, of agent for service)

Copies to:

Robert K. Smith, Esq.

Hunton Andrews Kurth LLP

2200 Pennsylvania Avenue, N.W.

Washington, DC 20037

(202) 955-1611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

Explanatory Note

Chimera Investment Corporation (the “Registrant,” the “Company,” “we” and “our”) previously filed a registration statement on Form S-8 (File No. 333-209248) on February 1, 2016 (the “2016 Registration Statement”). Pursuant to the 2016 Registration Statement, shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”) were registered for offer and sale under the Registrant’s 2007 Equity Incentive Plan, as amended and restated effective December 10, 2015 (the “2007 Plan”).

On June 14, 2023 (the “Approval Date”), the stockholders of the Registrant approved the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”), which replaced the 2007 Plan. As provided in the 2023 Plan, any shares subject to outstanding awards under the 2007 Plan that (i) expire, terminate, or are surrendered or forfeited for any reason without issuance of shares, (ii) are withheld in satisfaction of a tax withholding obligation, or (iii) are settled in cash, will automatically become available for issuance under the 2023 Plan. As of the date hereof, 3,494,447 shares of Common Stock were subject to outstanding awards granted under the 2007 Plan and are therefore issuable under the 2023 Plan (the “Recycled Shares”) and 2,312,247 shares of Common Stock were not subject to grants under the 2007 Plan (the “Unused Shares,” together with the “Recycled Shares,” the “Transferred Shares”); the number of Transferred Shares available for issuance under the 2023 Plan is therefore 5,806,694 shares.

The Registrant is filing this Post-Effective Amendment No. 1 to the 2016 Registration Statement (the “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43 to amend the 2016 Registration Statement to register the offer and sale of the 5,806,694 Transferred Shares under the 2023 Plan (as such Transferred Shares would no longer be issuable under the 2007 Plan as described above). For the avoidance of doubt, no additional securities are being registered by the Post-Effective Amendment that were not previously approved by the Registrant’s stockholders as of the Approval Date. Contemporaneously with the filing of the Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register an additional 17,687,753 shares of Common Stock that are available for issuance pursuant to the 2023 Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February  17, 2023, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed on May  4, 2023, and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed August 3, 2023;

(b)

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December  31, 2022 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 26, 2023;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on February  2, 2023, February  17, 2023, March  29, 2023, June  14, 2023 and June  16, 2023, and on Form 8-K/A filed on January 6, 2023; and

(d)

The description of the Registrant’s common stock contained in Registrant’s Current Report as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on February 18, 2021 and incorporated herein by reference pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of such documents (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules). Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that is incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of Venable LLP (US) regarding legality.

23.1*	Consent of Ernst & Young LLP.

23.3*	Consent of Venable LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

99.1	2007 Equity Incentive Plan, as amended and restated effective December 10, 2015 (filed as Appendix A to the Registrant’s Definitive Proxy Statement filed on October 28, 2015 (File No. 001-33796) and incorporated herein by reference).

99.2	2023 Equity Incentive Plan (filed as Exhibit 10.1 to the Company’s Report on Form 8-K filed on June 16, 2023 and incorporated herein by reference).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 3, 2023.

CHIMERA INVESTMENT CORPORATION

By:	/s/ Phillip J. Kardis II
Phillip J. Kardis II
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Phillip K. Kardis, II and Subramaniam Viswanathan, and each of them, as attorney-in-fact and agents, each with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Phillip J. Kardis II Phillip J. Kardis II	Chief Executive Officer and Director (principal executive officer)	August 3, 2023

/s/ Subramaniam Viswanathan Subramaniam Viswanathan	Chief Financial Officer (principal financial officer)	August 3, 2023

/s/ Choudhary Yarlagadda Choudhary Yarlagadda	President, Chief Operating Officer, Co-Chief Investment Officer and Director	August 3, 2023

/s/ Kelley Kortman Kelley Kortman	Chief Accounting Officer (Principal Accounting Officer)	August 3, 2023

/s/ Mark Abrams Mark Abrams	Director	August 3, 2023

/s/ Sandra Bell Sandra Bell	Director	August 3, 2023

/s/ Gerard Creagh Gerard Creagh	Director	August 3, 2023

/s/ Kevin Chavers Kevin Chavers	Director	August 3, 2023

/s/ Debra Still Debra Still	Director	August 3, 2023

/s/ Brian Patrick Reilly Brian Patrick Reilly	Director	August 3, 2023